Exhibit 1.1

WISeKey Announces Record Dates, Distribution Dates and Ex-Dividend Dates for Special Dividend-in-Kind and Launch of Tax Solicitation Process for WISeKey Class B Shareholders to Ensure Correct Tax Withholding Treatment: Shareholder Action Is Required

Zug, Switzerland – May 10, 2023– WISeKey International Holding Ltd (“WISeKey” or “Company”) (SIX: WIHN, NASDAQ: WKEY), a leading global cybersecurity and IoT company is pleased to announce record dates for the special dividend-in-kind in the form of 1,500,300 Ordinary Shares in SEALSQ Corp. (“SEALSQ”) distributed to holders of WISeKey's Class A Shares, Class B Shares and American Depositary Shares (“ADSs”), as approved by its Extraordinary General Meeting on April 27, 2023.

Each holder of Class B Shares of WISeKey will receive 0.010527269 SEALSQ Ordinary Shares for each WISeKey Class B Share held at close of trading on May 19, 2023 (the “Swiss Record Date”). Each holder of Class A Shares of WISeKey will receive 0.002105454 SEALSQ Ordinary Shares for each WISeKey Class A Share held at close of trading on the Swiss Record Date.

The ex-dividend date for the WISeKey Class A Shares and Class B Shares will be May 22, 2023 (the “Swiss Ex Date”).

Each holder of ADSs of WISeKey (each representing ten Class B Shares of WISeKey) will be entitled to receive 0.10527269 SEALSQ Ordinary Shares for each ADS held at close of business New York Time on May 22, 2023 (the “US Record Date”.) The ex-dividend date for the WISeKey ADSs will be May 24, 2023 (the “US ADS Ex Date”.)

To the extent WISeKey issues any additional shares prior to the applicable share record date, the number of SEALSQ Ordinary Shares to be distributed to holders of WISeKey Class B Shares, ADSs and Class A Shares will be adjusted and will be announced by the Company.

The distribution of SEALSQ Ordinary Shares to Class A holders, Class B holders and ADS holders is expected to take place on May 23, 2023.

SEALSQ Ordinary Shares are currently expected to begin trading on a “when-issued” basis on the Nasdaq from market open on May 19, 2023 and continue up to and including May 23, 2023 under the ticker “LAESV.” Trades in the “when-issued” market are expected to settle on May 26, 2023. SEALSQ Ordinary Shares are expected to commence “regular-way” trading on May 24, 2023 under the ticker symbol “LAES”. Trades in the “regular-way” market are expected to settle within the standard settlement cycle, which is the second business day after the trade.

The transaction remains subject to the applicable approvals and conditions to the transaction being satisfied or waived, including but not limited to, the approval of the listing of SEALSQ’s Ordinary Shares on the Nasdaq. The Company confirmed that SEALSQ is expected to ring the opening bell at the Nasdaq on May 26, 2023 to celebrate this milestone.

Launch of Tax Solicitation Process for WISeKey Class B Shareholders

"This dividend distribution is a complex process across multiple geographies, thus I would strongly encourage our Class B Shareholders to pay close attention to the instructions included in the letters or e-mails they will receive in order to ensure they receive the full amount of the dividend to which they are entitled," said Carlos Moreira, Founder and CEO of WISeKey.

As the dividend-in-kind distribution is considered a taxable event under US Tax Law, the Company has launched a website where shareholders holding WISeKey Class B Ordinary Shares can complete the necessary information to ensure that the correct tax withholding treatment is applied to the dividend-in kind. To receive the declared dividend distribution without the application of withholding taxes, WISeKey Class B Ordinary Shareholders are required to complete a Tax Certification. To review related documentation and complete the tax certification related to WISeKey International Holding AG., shareholders are invited to visit the following website: www.ComputershareCAS.com/WiseKey or https://wisekey.computersharecas.com.

WISeKey Class B Ordinary Shareholders will need to enter an Account Code and a Control Code (password) in order to access the website, both of which are being sent directly to shareholders. If WISeKey Class B shareholders are located outside of the United States have questions, they are invited to contact Computershare at toll free at +1(866) 777-0201. Representatives are available to assist you from 2:30 p.m. to 12:00 a.m. CEST. Alternatively, WISeKey Class B Ordinary Shareholders can e-mail Computershare Switzerland at Share.Register@computershare.ch or by post at the following address:

Computershare Schweiz AG

Baslerstrasse 90

Postfach

4601 Olten

SWITZERLAND

For WISeKey Class B Shareholders located within the United States, Computershare can be contacted locally at (617) 231- 2593. Representatives are available to assist Monday through Friday from 8:30 a.m. - 6:00 p.m. U.S. Eastern Time.

Please indicate your confirmation number in your email or mail.

About WISeKey

WISeKey (NASDAQ: WKEY; SIX Swiss Exchange: WIHN) is a leading global cybersecurity company currently deploying large scale digital identity ecosystems for people and objects using Blockchain, AI and IoT respecting the Human as the Fulcrum of the Internet. WISeKey microprocessors secure the pervasive computing shaping today’s Internet of Everything. WISeKey IoT has an install base of over 1.5 billion microchips in virtually all IoT sectors (connected cars, smart cities, drones, agricultural sensors, anti-counterfeiting, smart lighting, servers, computers, mobile phones, crypto tokens etc.).  WISeKey is uniquely positioned to be at the edge of IoT as our semiconductors produce a huge amount of Big Data that, when analyzed with Artificial Intelligence (AI), can help industrial applications to predict the failure of their equipment before it happens.

Our technology is Trusted by the OISTE/WISeKey’s Swiss based cryptographic Root of Trust (“RoT”) provides secure authentication and identification, in both physical and virtual environments, for the Internet of Things, Blockchain and Artificial Intelligence. The WISeKey RoT serves as a common trust anchor to ensure the integrity of online transactions among objects and between objects and people. For more information, visit www.wisekey.com.

Press and investor contacts:

WISeKey International Holding Ltd Company Contact: Carlos Moreira Chairman & CEO Tel: +41 22 594 3000 info@wisekey.com	WISeKey Investor Relations (US) Contact: Lena Cati The Equity Group Inc. Tel: +1 212 836-9611 lcati@equityny.com

Disclaimer:
This communication expressly or implicitly contains certain forward-looking statements concerning WISeKey International Holding Ltd, SEALSQ Corp and their respective businesses. Forward-looking statements include statements regarding business strategy, financial performance, results of operations, market data, events or developments that we expect or anticipates will occur in the future, as well as any other statements which are not historical facts. Although we believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the expected benefits and costs of the intended spin-off transaction, the expected timing of the completion of the spin-off transaction and the transaction terms, SEALSQ’s ability to implement its growth strategies, SEALSQ’s ability to continue beneficial transactions with material parties, including a limited number of significant customers; market demand and semiconductor industry conditions; the approval of SEALSQ’s listing of its Ordinary Shares on NASDAQ and the risks discussed in WISeKey’s and SEALSQ’s filings with the SEC. Risks and uncertainties are further described in reports filed by WISeKey and SEALSQ with the SEC.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any shares or other securities, and it does not constitute an offering prospectus within the meaning of the Swiss Financial Services Act (“FinSA”), the FinSa’s predecessor legislation or advertising within the meaning of the FinSA. Investors must rely on their own evaluation of WISeKey and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of WISeKey.

The registration statement referred to in this press release, including the Prospectus contained therein, constitutes a foreign prospectus within the meaning of article 54 paras. 2 and 3 of the FinSA and article 70 paras. 2-4 of the Swiss Financial Services Ordinance of November 6, 2019, as amended.